Exhibhit 99.77c

For the semi-annual period ended June 30, 2007
File number 811-06674

                                  SUB-ITEM 77C
               Submission of Matters to a Vote of Security Holders
               ---------------------------------------------------

      An Annual Meeting of Stockholders was held on June 28, 2007. At such meeting the stockholders elected the entire slate of Class I Directors.


      a)    Approval of Directors


                                       Affirmative         Shares
                                       votes cast         Withheld
                                       -----------        --------

            Edward Y. Baker            14,119,134         182,838
            John A. Bult               14,082,570         219,402
            Jonathan J. K. Taylor      14,120,691         181,281